Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No.1 to the Registration Statement (Form S-3 No. 333-159493) and related Prospectus of Virgin Media Finance PLC for the registration of the debt securities fully and unconditionally guaranteed by Virgin Media Inc. and to the incorporation by reference therein of our report dated February 26, 2009 (except for notes 1, 2, 3, 4, 5, 6, 8, 13, 15 and 16, as to which the date is May 26, 2009), with respect to the consolidated financial statements of Virgin Media Investment Holdings Limited included in its Current Report (Form 8-K) dated May 27, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
November 2, 2009